Exhibit 10.2
INTELLECT NEUROSCIENCES, INC.
2005 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK OPTION PLAN
1. DEFINITIONS.
Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Intellect Neurosciences, Inc. 2005 Employee, Director and Consultant Stock Option Plan, have the following meanings:
Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the Administrator means the Committee.
Affiliate means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.
Board of Directors means the Board of Directors of the Company.
Code means the United States Internal Revenue Code of 1986, as amended.
Committee means the committee of the Board of Directors to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan.
Common Stock means shares of the Company’s common stock, $0.001 par value per share.
Company means Intellect Neurosciences, Inc., a Delaware corporation.
Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.
Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Options under the Plan.
Fair Market Value of a Share of Common Stock means:
(1) If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or last price of the Common Stock on the Composite Tape or other comparable reporting system for the trading day immediately preceding the applicable date;

(2) If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in clause (1), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the trading day on which Common Stock was traded immediately preceding the applicable date; and
(3) If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine.
ISO means an option meant to qualify as an incentive stock option under Section 422 of the Code.
Non-Qualified Option means an option which is not intended to qualify as an ISO.
Option means an ISO, a Non-Qualified Option and any other options granted in accordance with the Plan.
Option Agreement means an agreement between the Company and a Participant delivered pursuant to the Plan, in such form as the Administrator shall approve.
Participant means an Employee, director or consultant of the Company or an Affiliate to whom one or more Options are granted under the Plan. As used herein, “Participant” shall include “Participant’s Survivors” where the context requires.
Plan means this Intellect Neurosciences, Inc. 2005 Employee, Director and Consultant Stock Option Plan, including Appendix A attached hereto as in effect from time to time.
Shares means shares of the Common Stock as to which Options have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 3 of the Plan. The Shares issued upon exercise of Options granted under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.
Survivor means a deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to an Option by will or by the laws of descent and distribution.

2. PURPOSES OF THE PLAN.
     The Plan is intended to encourage ownership of Shares by Employees and directors of and certain consultants to the Company and its Affiliates in order to attract such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of ISOs, Non-Qualified Options and certain other options as set forth in Appendix A hereto.
3. SHARES SUBJECT TO THE PLAN.
     The number of Shares which may be issued from time to time pursuant to this Plan shall be 1,246,500, or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 16 of the Plan.
     If an Option ceases to be “outstanding”, in whole or in part, the Shares which were subject to such Option shall be available for the granting of other Options under the Plan. Any Option shall be treated as “outstanding” until such Option is exercised in full, or terminates or expires under the provisions of the Plan, or by agreement of the parties to the pertinent Option Agreement.
4. ADMINISTRATION OF THE PLAN.
     The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator. Subject to the provisions of the Plan, the Administrator is authorized to:
a.	Interpret the provisions of the Plan or of any Option or Option Agreement and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;

b.	Determine which employees of the Company or of an Affiliate shall be designated as Employees and which of the Employees, directors and consultants shall be granted Options;

c.	Specify the terms and conditions upon which an Option or Options may be granted; and

d.	Adopt any sub-plans (such as Appendix A hereto) applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax or other laws applicable to the Company, an Affiliate or to Plan Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Options or Shares acquired upon exercise of Options.

provided, however, that all such interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of preserving the tax status under Section 422 of the Code of those Options which are designated as ISOs. Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Option granted under it shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee.
5. ELIGIBILITY FOR PARTICIPATION.
     The Administrator will, in its sole discretion, name the Participants in the Plan, provided, however, that each Participant must be an Employee, director or consultant of the Company or of an Affiliate at the time an Option is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of an Option to a person not then an employee, director or consultant of the Company or of an Affiliate; provided, however, that the actual grant of such Option shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Option Agreement evidencing such Option. ISOs may be granted only to Employees. Non-Qualified Options may be granted to any Employee, director or consultant of the Company or an Affiliate. The granting of any Option to any individual shall neither entitle that individual to, nor disqualify him or her from, participation in any other grant of Options.
6. TERMS AND CONDITIONS OF OPTIONS.
     Each Option shall be set forth in writing in an Option Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the shareholders of the Company of this Plan or any amendments thereto. The Option Agreements shall be subject to at least the following terms and conditions:
A.	Non-Qualified Options: Each Option intended to be a Non-Qualified Option shall be subject to the terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards for any such Non-Qualified Option:
a.	Option Price: Each Option Agreement shall state the option price (per share) of the Shares covered by each Option, which option price shall be determined by the Administrator but shall not be less than the par value per share of Common Stock.

b.	Each Option Agreement shall state the number of Shares to which it pertains;

c.	Each Option Agreement shall state the date or dates on which it first is exercisable and the date after which it may no longer be exercised, and may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain conditions or the attainment of stated goals or events; and

d.	Exercise of any Option may be conditioned upon the Participant’s execution of a Share purchase agreement in form satisfactory to the Administrator providing for certain protections for the Company and its other shareholders, including requirements that:
i.	The Participant’s or the Participant’s Survivors’ right to sell or transfer the Shares may be restricted; and

ii.	The Participant or the Participant’s Survivors may be required to execute letters of investment intent and must also acknowledge that the Shares will bear legends noting any applicable restrictions.
B.	ISOs: Each Option intended to be an ISO shall be issued only to an Employee and be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 of the Code and relevant regulations and rulings of the Internal Revenue Service:
a.	Minimum standards: The ISO shall meet the minimum standards required of Non-Qualified Options, as described in Paragraph 6(A) above, except clause (a) thereunder.

b.	Option Price: Immediately before the ISO is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:
i.	10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the Option price per share of the Shares covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Shares on the date of the grant of the Option; or

ii.	More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, the Option price per share of the Shares covered by each ISO shall not be less than 110% of the said Fair Market Value on the date of grant.
c.	Term of Option: For Participants who own:

i.	10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide; or

ii.	More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than five years from the date of the grant or at such earlier time as the Option Agreement may provide.
d.	Limitation on Yearly Exercise: The Option Agreements shall restrict the amount of ISOs which may become exercisable in any calendar year (under this or any other ISO plan of the Company or an Affiliate) so that the aggregate Fair Market Value (determined at the time each ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by the Participant in any calendar year does not exceed $100,000.
7. EXERCISE OF OPTIONS AND ISSUE OF SHARES.
     An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company or its designee, together with provision for payment of the full purchase price in accordance with this Paragraph for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Option Agreement. Such notice shall be signed by the person exercising the Option, shall state the number of Shares with respect to which the Option is being exercised and shall contain any representation required by the Plan or the Option Agreement. Payment of the purchase price for the Shares as to which such Option is being exercised shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Administrator, through delivery of shares of Common Stock having a Fair Market Value equal as of the date of the exercise to the cash exercise price of the Option and held for at least six months, or (c) at the discretion of the Administrator, by delivery of the grantee’s personal note, for full, partial or no recourse, bearing interest payable not less than annually at no less than 100% of the applicable Federal rate, as defined in Section 1274(d) of the Code, with or without the pledge of such Shares as collateral, or (d) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator, or (e) at the discretion of the Administrator, by any combination of (a), (b), (c) and (d) above. Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422 of the Code.
     The Company shall then reasonably promptly deliver the Shares as to which such Option was exercised to the Participant (or to the Participant’s Survivors, as the case may be). In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the

Company to take any action with respect to the Shares prior to their issuance. The Shares shall, upon delivery, be evidenced by an appropriate certificate or certificates for fully paid, non-assessable Shares.
     The Administrator shall have the right to accelerate the date of exercise of any installment of any Option; provided that the Administrator shall not accelerate the exercise date of any installment of any Option granted to any Employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to Paragraph 19) if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in Paragraph 6.B.d.
     The Administrator may, in its discretion, amend any term or condition of an outstanding Option provided (i) such term or condition as amended is permitted by the Plan, (ii) any such amendment shall be made only with the consent of the Participant to whom the Option was granted, or in the event of the death of the Participant, the Participant’s Survivors, if the amendment is adverse to the Participant, and (iii) any such amendment of any ISO shall be made only after the Administrator determines whether such amendment would constitute a “modification” of any Option which is an ISO (as that term is defined in Section 424(h) of the Code) or would cause any adverse tax consequences for the holder of such ISO.
8. RIGHTS AS A SHAREHOLDER.
     No Participant to whom an Option has been granted shall have rights as a shareholder with respect to any Shares covered by such Option, except after due exercise of the Option and tender of the full purchase price for the Shares being purchased pursuant to such exercise and registration of the Shares in the Company’s share register in the name of the Participant.
9. ASSIGNABILITY AND TRANSFERABILITY OF OPTIONS.
     By its terms, an Option granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Option Agreement. Notwithstanding the foregoing, an ISO transferred except in compliance with clause (i) above shall no longer qualify as an ISO. The designation of a beneficiary of an Option by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall not be deemed a transfer prohibited by this Paragraph. Except as provided above, an Option shall be exercisable, during the Participant’s lifetime, only by such Participant (or by his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Option or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon an Option, shall be null and void.

10. EFFECT OF TERMINATION OF SERVICE OTHER THAN “FOR CAUSE” OR DEATH OR DISABILITY.
     Except as otherwise provided in a Participant’s Option Agreement, in the event of a termination of service (whether as an employee, director or consultant) with the Company or an Affiliate before the Participant has exercised an Option, the following rules apply:
a.	A Participant who ceases to be an employee, director or consultant of the Company or of an Affiliate (for any reason other than termination “for cause”, Disability, or death for which events there are special rules in Paragraphs 11, 12, and 13, respectively), may exercise any Option granted to him or her to the extent that the Option is exercisable on the date of such termination of service, but only within such term as the Administrator has designated in a Participant’s Option Agreement.

b.	Except as provided in Subparagraph (c) below, or Paragraph 12 or 13, in no event may an Option intended to be an ISO, be exercised later than ninety (90) days after the Participant’s termination of employment.

c.	The provisions of this Paragraph, and not the provisions of Paragraph 12 or 13, shall apply to a Participant who subsequently becomes Disabled or dies after the termination of employment, director status or consultancy, provided, however, in the case of a Participant’s Disability or death within ninety (90) days after the termination of employment, director status or consultancy, the Participant or the Participant’s Survivors may exercise the Option within one year after the date of the Participant’s termination of service, but in no event after the date of expiration of the term of the Option.

d.	Notwithstanding anything herein to the contrary, if subsequent to a Participant’s termination of employment, termination of director status or termination of consultancy, but prior to the exercise of an Option, the Board of Directors determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute “cause”, then such Participant shall forthwith cease to have any right to exercise any Option.

e.	A Participant to whom an Option has been granted under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a permanent and total Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

f.	Except as required by law or as set forth in a Participant’s Option Agreement, Options granted under the Plan shall not be affected by any change of a

Participant’s status within or among the Company and any Affiliates, so long as the Participant continues to be an employee, director or consultant of the Company or any Affiliate.
11. EFFECT OF TERMINATION OF SERVICE “FOR CAUSE”.
     Except as otherwise provided in a Participant’s Option Agreement, the following rules apply if the Participant’s service (whether as an employee, director or consultant) with the Company or an Affiliate is terminated “for cause” prior to the time that all his or her outstanding Options have been exercised:
a.	All outstanding and unexercised Options as of the time the Participant is notified his or her service is terminated “for cause” will immediately be forfeited.

b.	For purposes of this Plan, “cause” shall include (and is not limited to) dishonesty with respect to the Company or any Affiliate, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate, and conduct substantially prejudicial to the business of the Company or any Affiliate. The determination of the Administrator as to the existence of “cause” will be conclusive on the Participant and the Company.

c.	“Cause” is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of “cause” occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service but prior to the exercise of an Option, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute “cause,” then the right to exercise any Option is forfeited.

d.	Any definition in an agreement between the Participant and the Company or an Affiliate, which contains a conflicting definition of “cause” for termination and which is in effect at the time of such termination, shall supersede the definition in this Plan with respect to that Participant.
12. EFFECT OF TERMINATION OF SERVICE FOR DISABILITY.
     Except as otherwise provided in a Participant’s Option Agreement, a Participant who ceases to be an employee, director or consultant of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant:

a.	To the extent that the Option has become exercisable but has not been exercised on the date of Disability; and

b.	In the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of Disability.
     A Disabled Participant may exercise such rights only within the period ending one year after the date of the Participant’s termination of employment, directorship or consultancy, as the case may be, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not become Disabled and had continued to be an employee, director or consultant or, if earlier, within the originally prescribed term of the Option.
     The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.
13. EFFECT OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.
     Except as otherwise provided in a Participant’s Option Agreement, in the event of the death of a Participant while the Participant is an employee, director or consultant of the Company or of an Affiliate, such Option may be exercised by the Participant’s Survivors:
a.	To the extent that the Option has become exercisable but has not been exercised on the date of death; and

b.	In the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.
     If the Participant’s Survivors wish to exercise the Option, they must take all necessary steps to exercise the Option within one year after the date of death of such Participant, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if he or she had not died and had continued to be an employee, director or consultant or, if earlier, within the originally prescribed term of the Option.

14. PURCHASE FOR INVESTMENT.
     Unless the offering and sale of the Shares to be issued upon the particular exercise of an Option shall have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended (the “1933 Act”), the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled:
a.	The person(s) who exercise(s) such Option shall warrant to the Company, prior to the receipt of such Shares, that such person(s) are acquiring such Shares for their own respective accounts, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing their Shares issued pursuant to such exercise or such grant:
“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws.”
b.	At the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise in compliance with the 1933 Act without registration thereunder and in compliance with applicable foreign securities laws.
15. DISSOLUTION OR LIQUIDATION OF THE COMPANY.
     Upon the dissolution or liquidation of the Company, all Options granted under this Plan which as of such date shall not have been exercised will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise any Option to the extent that the Option is exercisable as of the date immediately prior to such dissolution or liquidation.
16. ADJUSTMENTS.
     Upon the occurrence of any of the following events, a Participant’s rights with respect to any Option granted to him or her hereunder which has not previously been exercised in full shall be adjusted as hereinafter provided, unless otherwise specifically provided in the Participant’s Option Agreement:

     A. Stock Dividends and Stock Splits. If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of such Option shall be appropriately increased or decreased proportionately and appropriate adjustments shall be made in the purchase price per share to reflect such events. If additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, the number of shares of Common Stock deliverable upon the exercise of such Option may be appropriately increased or decreased proportionately and appropriate adjustments may be made in the purchase price per share to reflect such events. The number of Shares subject to the limitation in Paragraph 3(b) shall also be proportionately adjusted upon the occurrence of such events.
     B. Corporate Transactions. If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company’s assets other than a transaction to merely change the state of incorporation (a “Corporate Transaction”), the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that all Options must be exercised (either to the extent then exercisable or, at the discretion of the Administrator or, upon a change of control of the Company, all Options being made fully exercisable for purposes of this Subparagraph), within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or (iii) terminate all Options in exchange for a cash payment equal to the excess of the Fair Market Value of the Shares subject to such Options (either to the extent then exercisable or, at the discretion of the Administrator, all Options being made fully exercisable for purposes of this Subparagraph) over the exercise price thereof.
     C. Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising an Option after the recapitalization or reorganization shall be entitled to receive for the purchase price paid upon such exercise the number of replacement securities which would have been received if such Option had been exercised prior to such recapitalization or reorganization.
     D. Modification of ISOs. Notwithstanding the foregoing, any adjustments made pursuant to Subparagraph A, B or C above with respect to ISOs shall be made only after the Administrator determines whether such adjustments would constitute a “modification” of such ISOs (as that term is defined in Section 424(h) of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the Administrator determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs, it may refrain from making such adjustments, unless the holder of an ISO specifically requests in writing that such adjustment be made and such writing indicates that the holder has full knowledge of the consequences of such “modification” on his or her income tax treatment with respect to the ISO.
17. ISSUANCES OF SECURITIES.
     Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company.
18. FRACTIONAL SHARES.
     No fractional shares shall be issued under the Plan and the person exercising such right shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.
19. CONVERSION OF ISOs INTO NON-QUALIFIED OPTIONS; TERMINATION OF ISOs.
     The Administrator, at the written request of any Participant, may in its discretion take such actions as may be necessary to convert such Participant’s ISOs (or any portions thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the Participant is an employee of the Company or an Affiliate at the time of such conversion. At the time of such conversion, the Administrator (with the consent of the Participant) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Administrator in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any Participant the right to have such Participant’s ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Administrator takes appropriate action. The Administrator, with the consent of the Participant, may also terminate any portion of any ISO that has not been exercised at the time of such conversion.
20. WITHHOLDING.
     In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act (“F.I.C.A.”) withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant’s salary, wages or other remuneration in connection with the exercise of an Option or a Disqualifying Disposition (as defined in Paragraph 21), the Company may withhold from the Participant’s compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company’s Common Stock or a promissory note, is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner provided in Paragraph 1 above, as of the most recent practicable date prior to the date of exercise. If the fair market value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer. The Administrator in its discretion may condition the exercise of an Option for less than the then Fair Market Value on the Participant’s payment of such additional withholding.
21. NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.
     Each Employee who receives an ISO must agree to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any shares acquired pursuant to the exercise of an ISO. A Disqualifying Disposition is defined in Section 424(c) of the Code and includes any disposition (including any sale or gift) of such shares before the later of (a) two years after the date the Employee was granted the ISO, or (b) one year after the date the Employee acquired Shares by exercising the ISO, except as otherwise provided in Section 424(c) of the Code. If the Employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.
22. TERMINATION OF THE PLAN.
     The Plan will terminate on the date which is ten years from the earlier of the date of its adoption by the Board of Directors and the date of its approval by the shareholders. The Plan may be terminated at an earlier date by vote of the shareholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Option Agreements executed prior to the effective date of such termination.
23. AMENDMENT OF THE PLAN AND AGREEMENTS.
     The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Administrator, including, without limitation, to the extent necessary to qualify any or all outstanding Options granted under the Plan or Options to be granted under the Plan for favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code, and to the extent necessary to qualify the shares issuable upon exercise of any outstanding Options granted, or Options to be granted, under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers. Any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under an Option previously granted to him or her. With the consent of the Participant affected, the Administrator may amend outstanding Option Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Option Agreements may be amended by the Administrator in a manner which is not adverse to the Participant.
24. EMPLOYMENT OR OTHER RELATIONSHIP.
     Nothing in this Plan or any Option Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.
25. GOVERNING LAW.
     This Plan shall be construed and enforced in accordance with the law of the State of Delaware.

INTELLECT NEUROSCIENCES, INC.
APPENDIX A
TO THE 2005 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK OPTION PLAN
1. GENERAL
     1.1. This appendix (the “Appendix”) shall apply only to Options granted to Employees or Non-Employees of the Company or an Affiliate who are residents of the State of Israel for Israeli tax purposes as of the Date of Grant of an Option (“Israeli Eligible Persons”). The provisions specified hereunder shall form an integral part of the Intellect Neurosciences, Inc. 2005 Employee, Director and Consultant Stock Option Plan.
     1.2 This Appendix is to be read as a continuation of the Plan and only modifies the Plan to the extent set forth herein. Any other provision of the Plan notwithstanding, the Plan may also be administered for tax purposes pursuant to the provisions of Section 102 and/or Section 3(i) of the Ordinance and the rules promulgated thereunder with respect to Israeli Eligible Persons who are Israeli residents for Israeli tax purposes as of the Date of Grant of an Option. The Administrator may grant to Israeli Eligible Persons Trustee 102 Options, Non Trustee 102 Options and 3(i) Options as set forth in this Appendix.
     1.3 The Plan and this Appendix are complimentary to each other and shall be deemed as one. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions set out in the Appendix shall prevail.
2. DEFINITIONS
As used herein the following capitalized terms shall have the meanings hereinafter set forth, unless the context clearly indicates to the contrary. Any capitalized terms used herein not specifically defined in this Appendix shall have the meaning assigned to them in the Plan.
     “Affiliate” means any Affiliate, as defined in the Plan, which in the case of Employees also qualifies as an “employing company” within the meaning of Section 102(a) of the Ordinance.
     “Trustee 102 Option” means a grant to an Israeli Eligible Person of a Capital Gain Option or Ordinary Income Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Israeli Eligible Person.
     “Capital Gain Option” or “CGO” means a grant to an Israeli Eligible Person of an Option which the Company elects and designates to qualify for capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.
     “Consultant” means any person, other than an Employee or a director of the Company or an Affiliate (solely with respect to rendering services in such person’s capacity as a director) who is engaged by the Company or an Affiliate to render consulting or advisory services to the Company or an Affiliate.

     “Controlling Shareholder” means a controlling shareholder of the Company or of an Affiliate as defined in Section 32(9) of the Ordinance.
     “Date of Grant” means, the date of grant of an Option, as determined by the Administrator and set forth in the Israeli Eligible Person’s Option Agreement.
     “Election” means the election by the Company, with respect to grant of Trustee 102 Options, of either one of the following tax tracks, as provided in Section 102: (a) “Capital Gains Tax Track”, or (b) “Ordinary Income Tax Track.”
     “Employee” means any person, including an officer or director, who is an “employee” of the Company or an Affiliate within the meaning of Section 102 of the Ordinance.
     “ITA” means the Israeli Tax Authorities.
     “3(i) Option” means an Option granted to an Israeli Eligible Person in compliance with Section 3(i) of the Ordinance, who is a Non-Employee.
     “Non-Employee” means a Consultant of the Company or of an Affiliate, or an employee or director of the Company or of an Affiliate who is not deemed an “employee” within the meaning of Section 102 of the Ordinance.
     “Non Trustee 102 Option” means an Option granted to an Israeli Eligible Person not through a Trustee in compliance with Section 102(c) of the Ordinance.
     “Ordinary Income Option” or “OIO” means a grant to an Israeli Eligible Person of an Option which the Company elects and designates to qualify for ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.
     “Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended from time to time.
     “Section 102” means Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder, all as now in effect or as hereafter amended from time to time.
     “Section 3(i)” means Section 3(i) of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder, all as now in effect or as hereafter amended from time to time.
     “Trustee” means any individual or entity appointed by the Administrator to serve as a trustee under the Plan and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.
3. ADMINISTRATION
     Without derogating from the powers and authorities of the Administrator detailed in the Plan, the Administrator shall have the sole and full discretion and authority, to administer all grants pursuant to this Appendix and to take all actions related hereto.

4. TERMS AND CONDITIONS OF OPTIONS
     4.1 Notwithstanding anything to the contrary in the Plan, the Administrator may issue Options under this Appendix to Israeli Eligible Persons as set forth herein.
     4.2 Trustee 102 Options.
     (i) Under the Plan, the Company may grant both Capital Gain Options and Ordinary Income Options. However, the Administrator shall elect from time to time, as permitted by applicable law, to issue either Capital Gain Options or Ordinary Income Options and shall notify all relevant authorities, including the ITA, of such Election. The Administrator shall be entitled to change such Election at any time after the date 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, or such other date as may be allowed by applicable law. For so long as an Election is in effect, all Trustee 102 Options shall be issued as either Capital Gain Options or as Ordinary Income Options in accordance with the Election then in effect. Options granted pursuant to this Section shall be subject to the general terms and conditions specified in the Plan, except for provisions of the Plan relating to United States taxation of Options.
     (ii) Trustee 102 Options may be granted after the date 30 days after the Company delivers to the ITA its request for approval of the Plan and the Trustee in accordance with Section 102 provided that no rejection of the Plan or the Trustee has been received by the Company by such date. Notwithstanding the above, if within 90 days of the Company’s delivery of the Plan to the ITA for approval, the ITA notifies the Company of its decision not to approve the Plan or the Trustee, any Options that were granted and intended to be granted as Trustee 102 Options shall be deemed to be Non Trustee 102 Options, or will be treated as shall be agreed to with the ITA at such time.
     (iii) All Trustee 102 Options granted under this Plan shall be granted by the Company to a Trustee designated by the Administrator and shall be registered in the name of the Trustee. The Trustee shall hold each such Option and any Shares issued upon exercise of such Option, registered in the name of the Trustee in trust for the benefit of the Israeli Eligible Person in respect of whom such Option or Share was granted. All certificates representing Shares issued to the Trustee under the Plan shall be registered in the name of the Trustee and shall be deposited with the Trustee, and shall be held by the Trustee for the benefit of the Israeli Eligible Person for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Lockup Period”). For so long as such Shares are registered in the name of the Trustee, the Trustee shall be the sole owner of such shares for all purposes whatsoever (including without limitation, for the purpose of delivering notices), and except as specifically designated otherwise in the Plan, the Israeli Eligible Person shall not have any rights by virtue of such Shares until such Shares shall have been registered in such Israeli Eligible Person’s name. All bonus shares and stock dividends issued by the Company, if any, with regard to Shares issued pursuant to the exercise of Trustee 102 Options, while held by the Trustee, shall be registered in the name of the Trustee; and all provisions applying to such Shares shall apply to the bonus shares issued by virtue thereof, mutatis mutandis. Such bonus shares and stock dividends shall be subject to the Lockup Period of the Shares in respect of which they were issued. Any dividends received by the Trustee in respect of Shares issued pursuant to the exercise of Trustee 102 Options shall be subject to the applicable taxation of dividends pursuant to the Ordinance and Section 102.

     (iv) Pursuant to Section 102, the Israeli Eligible Person may not sell, transfer, release from trust or otherwise dispose of the Trustee 102 Options or the Shares received upon exercise of any such Options during the Lockup Period. Notwithstanding the above, in the event such a sale, transfer or other disposition of the Options or the Shares occurs before the end of the Lockup Period, then the provisions of Section 102 relating to non-compliance with the Lockup Period, will apply and the Israeli Eligible Person shall bear the entire burden thereof.
     (v) Anything to the contrary notwithstanding, the Trustee shall not release any Trustee 102 Options or any Shares issued upon exercise of Options, prior to the full payment of the relevant exercise price by the Israeli Eligible Person and payment by the Israeli Eligible Person of the Israeli Eligible Person’s tax liability arising from such Trustee 102 Options or Shares issued upon exercise thereof or the Israeli Eligible Person’s guarantee of payment of such taxes in a form reasonably acceptable to the Trustee and Company or any Affiliate and in compliance with the Ordinance.
     (vi) The Israeli Eligible Person shall provide the Company or an Affiliate and the Trustee with a written undertaking and confirmation under which the Israeli Eligible Person confirms that he/she is aware of the provisions of Section 102 and the Elected tax track and agrees to the provisions of the trust agreement between the Company and the Trustee, and undertakes not to release, by sale or transfer, the Trustee 102 Options, Shares issued pursuant to the exercise thereof, and all rights attached thereto (including bonus shares) prior to the lapse of the Lockup Period.
     (vii) As a condition to any Trustee 102 Options grant, the Israeli Eligible Person shall execute a written release which releases the Trustee, the Company and any Affiliate from any liability in respect of any action or decision duly taken with respect to the Plan or such Options or Shares issued thereunder.
     (viii) Trustee 102 Options may only be granted to Israeli Eligible Persons who are Employees of the Company or an Affiliate and who are not, as of the Date of Grant, and who will not be, as a result of such grant, a Controlling Shareholder.
4.3 Non Trustee 102 Options.
     (i) Options granted pursuant to this Section are intended to constitute Non Trustee 102 Options and shall be subject to the general terms and conditions specified in the Plan, except for provisions of the Plan relating to United States taxation of Options. Non Trustee 102 Options shall comply with the provisions of Section 102(c) of the Ordinance.
     (ii) The Company may grant Non Trustee 102 Options only to Employees of the Company or an Affiliate and may not grant such Options to a person who is, or who as a result of such grant would become a Controlling Shareholder of the Company or an Affiliate.
     (iii) Non Trustee 102 Options which may be granted pursuant to the Plan, in the discretion of the Administrator, may be issued to a trustee appointed by the Administrator.
     (iv) If an Israeli Eligible Person ceases to be an Employee of the Company or an Affiliate, as the case may be, for any reason, the Israeli Eligible Person will be obligated to provide the Company or any Affiliate with a security or guarantee, in form and substance agreeable to the Company, in its sole and absolute discretion, to cover any tax obligation which may result from the sale or disposition of such Options or the Shares received upon exercise thereof.
     (v) The Shares issued upon the exercise of the Non Trustee 102 Options, and all rights attached thereto shall not be transferred to a third party unless and until the Company or any Affiliate has either (a) withheld payment of all taxes required to be paid upon the sale or transfer thereof, if any, or (b) received confirmation either that such payment, if any, was remitted to the relevant tax authorities or that other arrangements regarding such payment were made, all in form and substance satisfactory to the Company.
     (vi) All bonus shares and stock dividends issued by the Company, if any, with regard to Shares issued pursuant to the exercise of Non Trustee 102 Options, shall be subject to all of the provisions of the Plan applicable to such Shares, mutatis mutandis.
4.4 3(i) Options.
     (i) Options granted pursuant to this Section shall constitute 3(i) Options and shall be subject to the general terms and conditions specified in the Plan, except for provisions of the Plan relating to United States taxation of Options.
     (ii) 3(i) Options shall comply with the provisions of Section 3(i) of the Ordinance and may only be granted to Non-Employees of the Company or an Affiliate.
     (iii) 3(i) Options granted pursuant to the Plan may, in the discretion of the Administrator, be issued to a trustee appointed by the Administrator. In such case, the Company may elect to enter into an agreement with a trustee concerning the administration of the issuance and exercise of 3(i) Options, the purchase and sale of Shares issued upon exercise thereof, and the arrangements for payment or withholding of taxes due in connection with any such exercise, purchase or sale. The trust agreement may provide that the Company will issue the Shares to such trustee for the benefit of the Israeli Eligible Person.
     (iv) The Company may require, as a condition to the grant of 3(i) Options, that such Israeli Eligible Person provide a surety or guarantee to the satisfaction of the Company, to secure payment of all taxes which may become due upon the future transfer or disposition of such Shares to be issued upon the exercise of such 3(i) Options.
     (v) The Shares issued upon the exercise of the 3(i) Options, and all rights attached thereto shall not be transferred unless and until the Company or an Affiliate has either (a) withheld payment of all taxes required to be paid upon the sale or transfer thereof, if any, or (b) received confirmation either that such payment, if any, was remitted to the relevant tax authorities or that other arrangements regarding such payment were made, all in form and substance satisfactory to the Company.
5. NON TRANSFERABLE.
     No Options granted hereunder shall be transferable by an Israeli Eligible Person other than by will or by the laws of descent and distribution.

6. TAX COMPLIANCE.
     (i) Any and all tax consequences arising from the grant or exercise of Options under this Appendix, the payment for, or the transfer of, Shares issued upon the exercise thereof, or from any other event or act under the Plan (whether of the Company, an Affiliate, the Trustee or the Israeli Eligible Person), including, without limitation, any non-compliance of the Israeli Eligible Person with the provisions hereof or of the Ordinance, shall be borne solely by the Israeli Eligible Person. The Company, any applicable Affiliate, and the Trustee, shall each, to the extent relevant, withhold taxes according to the requirements of applicable laws, rules and regulations, including the withholding of taxes at source. Furthermore, each Israeli Eligible Person shall indemnify each of the Company, the applicable Affiliate and the Trustee, and hold them harmless from any and all liability for any tax or interest or penalty thereupon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Israeli Eligible Person. For the removal of doubt it is hereby clarified that Israeli Eligible Person shall bear and be liable for all tax and other consequences in the event that the Israeli Eligible Person’s Trustee 102 Options and/or Shares issued upon exercise thereof are not held for the entire Lockup Period, all as provided in Section 102. The tax liability of an Israeli Eligible Person pursuant to Section 102 or Section 3(i) shall be determined in accordance with the Ordinance and all rule and regulations promulgated thereunder.
     (ii) Without derogating from the Plan, the terms and conditions upon which the Options granted pursuant to this Appendix shall be issued and exercised, shall be as specified in the Israeli Option Agreement to be executed pursuant to the Plan and this Appendix. Each Israeli Option Agreement shall state, inter alia, the number of Shares to which the Option relates, the type of Option granted thereunder, the vesting dates and the exercise price. In addition to the execution of the Israeli Option Agreement, all Israeli Eligible Persons shall be required to execute all other documents required by the Company or any Affiliate, whether before or after the grant of the Options.
     (iii) Without derogating from the above, each Israeli Eligible Person shall provide the Company, and any applicable Affiliate, and the Trustee, if any, with all relevant executed documents, certificates and/or forms that may be required from time to time by the Company or such Affiliate, including but not limited to, any customary documents and undertakings towards the Trustee and the ITA, in order to comply with all applicable laws, to determine and/or establish the Israeli tax liability of such Israeli Eligible Person and as may be necessary or desirable for the proper administration of the Plan.
     (iv) Any provisions of the Section 102 or Section 3(i) of the Ordinance and/or any of the rules or regulations promulgated thereunder, and the terms of any ITA permit, which are not expressly specified in the Plan or in the applicable Option Agreement, shall be deemed incorporated into the Plan and Option Agreement and shall be binding upon the Company, relevant Affiliate and the Israeli Eligible Person.
7. CURRENCY.
     Except as otherwise determined by the Administrator, all monetary values with respect to Options granted pursuant to this Appendix, including without limitation the fair market value and the exercise price of each Option, shall be stated in United States Dollars. In the event that the exercise price is in fact to be paid in New Israeli Shekels, then the conversion rate to be applied shall be the last known representative rate of exchange of the US Dollar to the New Israeli Shekel on the date of payment as announced by the Bank of Israel. Provided, however, that the amount of any tax liability shall be determined in accordance with applicable law and regulations.
8. AMENDMENTS.
     Appendix A may be amended from time to time by the Administrator of the Plan as it deems necessary or appropriate in order to comply with or take advantage of any changes or amendments to Israeli tax laws applicable to the Company, an Affiliate or to Israeli Eligible Persons or to otherwise facilitate administration of this Appendix A with respect to Israeli Eligible Persons.